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                                                                      EXHIBIT 11
           COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                   COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
                     SHARES OF COMMON STOCK USED TO COMPUTE
                   PRIMARY AND FULLY DILUTED INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1993


                                                         1989             1990             1991             1992             1993
                                                      ----------       ----------       ----------       ----------       ----------
Shares outstanding at beginning of year               17,373,459       17,336,364       17,337,364       17,341,364       21,716,911
Weighted average number of shares
   issued during the year                                  5,495              921            3,235          910,631        1,064,574
Weighted average number of treasury
   shares acquired during the year                      (66,986)               --             (195)          (2,689)              --
Dilutive effect of outstanding options and
   warrants (as determined by the application
   of the Treasury Stock Method)                              --               --               --               --               --
                                                      ------------------------------------------------------------------------------
Weighted average number of shares
   outstanding, as adjusted                           17,311,968       17,337,285       17,340,404       18,249,306       22,781,485
                                                      ==============================================================================
Income from operations before gain on sale
   of investment properties (000's)                   $    9,413       $   12,802        $   9,108        $   9,069       $   10,038
Gain on sale of investment properties, net of
   applicable income tax provision (000's)                 5,752            5,006               --            6,644            1,927
                                                      ------------------------------------------------------------------------------
Net income (000's)                                    $   15,165       $   17,808        $   9,108        $  15,713       $   11,965
                                                      ==============================================================================
Income per share:
   From operations before gain on
      sale of investment properties                   $      .54       $      .74        $     .53        $     .50       $      .44
   From gain on sale of investment properties,
      net of applicable income tax provision                 .33              .29               --              .36              .09
                                                      ------------------------------------------------------------------------------
   Net income per share                               $      .87       $     1.03        $     .53        $     .86       $      .53
                                                      ==============================================================================
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